PROSPECTUS and	PRICING SUPPLEMENT NO. 24
PROSPECTUS SUPPLEMENT, each	Dated September 3, 2024
Dated May 22, 2023	Registration Statement No. 333-272130 Filed Pursuant to Rule 424(b)(2)

U.S. $17,425,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$800,000,000 4.200% Fixed Rate Senior Notes Due July 15, 2027

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EXV6 / US24422EXV63

Date of Issue:	September 6, 2024

Maturity Date:	July 15, 2027

Principal Amount:	$800,000,000

Price to Public:	99.986% plus accrued interest, if any, from September 6, 2024

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on January 15, 2025 (short first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	4.200% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$150,000,000
HSBC Securities (USA) Inc.	$150,000,000
J.P. Morgan Securities LLC	$150,000,000
MUFG Securities Americas Inc.	$150,000,000
Academy Securities, Inc.	$40,000,000
Commerz Markets LLC	$40,000,000
ING Financial Markets LLC	$40,000,000
Nordea Bank Abp	$40,000,000
SMBC Nikko Securities America, Inc.	$40,000,000
Total	$800,000,000
The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.836% plus accrued interest, if any, from September 6, 2024.